Exhibit 5

[AT&T Inc. Letterhead]

June 15, 2018

AT&T Inc.
208 S. Akard Street
Dallas, TX  75202

Dear Sirs:

In connection with the registration under the Securities Act of 1933 (the "Act") of shares of Common Stock, par value $1.00 per share (the "Shares") of AT&T Inc., a Delaware corporation ("AT&T"), I am of the opinion that:

(1) Sixty Three Million (63,000,000) Shares, which may be purchased pursuant to the terms of the Time Warner Inc. 1999 Stock Plan, the Time Warner Inc. 2003 Stock Incentive Plan, the Time Warner Inc. 2006 Stock Incentive Plan, the Time Warner Inc. 2010 Stock Incentive Plan, the Time Warner Inc. 2013 Stock Incentive Plan, and the Time Warner Savings Plan (the "Plans"), have been duly authorized, and, when the registration statement on Form S-8 relating to the Shares to be issued pursuant to the Plan (the "Registration Statement") has become effective under the Act, upon issuance of such Shares and upon payment therefore, in accordance with the Plan, the Shares will be legally and validly issued, fully paid and nonassessable;

(2) The provisions of the written documents constituting the Time Warner Savings Plan are in compliance with the requirements of the Employee Retirement Income Security Act of 1974 pertaining to such provisions; and

(3) AT&T has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of AT&T and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Wayne A. Wirtz